Exhibit 99.2

11730 Plaza America, Suite 700
Reston, VA 20190
News Release
Contact:
Brian J. Clark
Executive Vice President and Chief Financial Officer
(703) 707-6751
Maureen Crystal, Vice President of Investor Relations
(703) 707-6777
mcrystal@nciinc.com
NCI Announces Executive Leadership Changes
•	Terry W. Glasgow to retire as President, effective December 31, 2011
•	Brian J. Clark (EVP and CFO) named new President, effective January 1, 2012

•	Marco F. de Vito named COO
RESTON, Va.,—August 3, 2011-(BUSINESS WIRE)—NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, announced today that Terry W. Glasgow, President, has announced his intention to retire, effective December 31, 2011. Upon retiring, Glasgow will remain on the company’s Board of Directors as well as provide continuing advisory services to NCI as a consultant.
“Terry has been a key member of our management team for more than seven years and has played an integral role in the growth and success of NCI,” said Charles K. Narang, Chairman and CEO. “We are grateful for his contributions to NCI and look forward to his ongoing presence during a transition period and as a member of the Board.”
Brian J. Clark, NCI’s current Executive Vice President and Chief Financial Officer, has been named as his successor and a member of the company’s Board effective January 1, 2012. Before joining NCI in April 2011, Clark was Executive Vice President, Chief Financial Officer and Treasurer for Stanley, Inc. (NYSE:SXE), which was acquired by CGI Group in September 2010. While at Stanley, he led equity and debt financings, including the company’s initial public offering in 2006 to support organic growth, as well as several successful acquisitions.

Additionally, he was responsible for spearheading corporate reorganizations that streamlined operations and resulted in revenue and margin growth. Before Stanley, Inc., Clark was the Vice President and Corporate Controller, and previously the merger and acquisitions executive for Titan Corporation, which was acquired by L-3 Communications in 2005.
“Since joining NCI, Brian has demonstrated exceptional leadership and a deep understanding of our business,” said Narang. “He has an outstanding reputation in the capital markets for growing businesses both organically and through acquisitions. We are confident that he is the perfect candidate to succeed and build upon Terry’s notable achievements.”
In addition, NCI named Marco F. de Vito Chief Operating Officer, effective immediately. Before joining NCI, de Vito was Chief Operating Officer at CRGT Inc., a private equity-owned systems integrator, where he oversaw all operational and new business activities. In this capacity, he established a new operational organization, rebuilt the business development team, and implemented an opportunity identification and capture process. Before CRGT, de Vito worked at CSC for 18 years, where he held several positions of increasing authority and accountability. Most notably, from 1996 to 2009, he was Vice President and General Manager for CSC’s Joint Defense Integrated Solutions Group. Most recently, he oversaw growth of more than 15% per year for the Group while substantially increasing profitability.
“Marco brings more than 25 years of senior leadership experience in providing complex and innovative information technology solutions and professional services to the Federal Government community,” said Narang.
Glasgow stated, “It has been my privilege to be part of an outstanding company and leadership team. I am proud of the accomplishments we have achieved over the last seven years and feel confident that we will achieve great things as we move forward. We have selected experienced senior leaders in Brian and Marco, and I am confident that they will provide the leadership necessary to meet our corporate objectives. Over the next several months, I will work with each of them and our executive leadership team to ensure an effective transition. I look forward to supporting them in the future.”
Narang concluded: “NCI has a remarkably strong and unique company culture, and we have selected experienced senior leaders who understand that NCI has an unwavering commitment to total customer satisfaction. And that we strive each day to build relationships based on trust, integrity and performance.

We believe these well-deserved appointments and promotions are reflective of the confidence we have in the new management team and the adaptability of our organization. We have the highest degree of confidence in Brian and Marco, as well as our senior leadership team, and we look forward to their contributions to identifying and defining NCI’s strategic goals in reaching the billion-dollar revenue level within the next three to five years.”
About NCI, Inc.:
NCI is a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies. We have ISO 9001:2008 and other industry-leading and globally recognized certifications. NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. A member of the Russell 2000 and S&P Small Cap 600 indexes, the company was recently named to the Forbes list of America’s 25 Fastest-Growing Tech Companies for 2010, as well as FORTUNE Magazine’s 2010 “100 Fastest-Growing Companies” list. Headquartered in Reston, Virginia, NCI has approximately 2,900 employees at more than 100 locations worldwide. For more information, visit our website at www.nciinc.com, or email mcrystal@nciinc.com.
Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q. The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.
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